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                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            HAMBRECHT & QUIST GROUP

                                       AT

                              $50.00 NET PER SHARE

                                       BY

                         BRIDGE ACQUISITION CORPORATION
                           A WHOLLY-OWNED SUBSIDIARY

                                       OF

                        THE CHASE MANHATTAN CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 1, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                 October 4, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by Bridge Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The Chase Manhattan Corporation, a Delaware corporation ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase for cash all the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Hambrecht & Quist Group, a Delaware corporation (the "Company"), at a purchase price of $50.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 4, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase, dated October 4, 1999.

     2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.
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     3. The Notice of Guaranteed Delivery for Shares to be used to accept the
        Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") on or prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

     4. The Letter to Stockholders of the Company from the Chairman of the Board and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

     5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     7. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., Post Office Box 3301, South Hackensack, New Jersey 07606, Attn:
        Reorganization Department.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 1, 1999 UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of shares which constitutes more than 50% of the voting power (determined on a fully-diluted basis) on the date of purchase of all the securities of the Company entitled to vote generally in the election of directors or in a merger and (2) all regulatory approvals and consents required to consummate the transactions contemplated by the Merger Agreement (as defined below), including the Offer and the Merger (as defined below), having been obtained and remaining in full force and effect and any statutory waiting periods having expired.

     The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the terms of the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of the Shares and recommends that the holders of the Shares tender their Shares to Purchaser pursuant to the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 27, 1999 (as it may be amended or supplemented from time to time, the "Merger Agreement"), among Parent, Purchaser, and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law ("DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Parent and the separate corporate existence of Purchaser will cease.

     At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) Shares held by the Company as treasury stock or by Parent, Purchaser or any other wholly-owned subsidiary of Parent or the Company (other than Trust Account Shares and DPC Shares (both as defined in the Offer to Purchase)), which will be canceled, (2) Shares, if any, held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL and (3) Restricted Shares (as defined in the Offer to Purchase) that do not vest as of the Effective Time pursuant to the Company Stock Plans (as defined in the Offer to Purchase)) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees, or an Agent's Message (as defined in the Offer
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to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (ii) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and ChaseMellon Consulting Services, L.L.C. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          CHASE SECURITIES INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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